Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

MERGER OF

BLACK DIAMOND INDUSTRIES, INC.
(a Florida corporation)

INTO

DDS TECHNOLOGIES USA, INC.
(a Delaware corporation)

______________________________

        1.         The name of the corporation to be merged is Black Diamond Industries, Inc., a Florida corporation ("Black Diamond"). The subsidiary corporation, DDS Technologies USA, Inc., a Delaware corporation, ("DDS Technologies") is the surviving corporation.

        2.         The designation and number of outstanding shares of DDS Technologies are 100 common shares, $.0001 par value, each of which is entitled to one vote, and all of which are owned by Black Diamond, the merging corporation. The designation and number of outstanding shares of Black Diamond are 13,911,150 common shares, $.0001 par value, each of which is entitled to one vote. The number of shares of Black Diamond and DDS Technologies are not subject to change prior to the effective date of the merger.

        3.         The terms and conditions of the proposed merger are as follows:

            (a)         Upon the effective date, each issued and outstanding common share, par value $.0001 per share, of Black Diamond owned of record shall be converted into a share of common stock, $.0001 par value, of DDS Technologies, which shall be issued to each stockholder of DDS Technologies upon surrender to DDS Technologies of each shareholders' certificates formerly representing their common stock of Black Diamond. Additionally, each share of DDS Technologies owned by Black Diamond shall be cancelled.

            (b)         The directors and officers of Black Diamond on the effective date of the merger shall be the directors and officers of DDS Technologies.

            (c)         The bylaws of DDS Technologies on the effective date of the merger shall continue to be the bylaws of DDS Technologies.

            (d)         The effect of the merger shall be the effect described in Section 253 of the General Corporation Law of the State of Delaware and Section 607.1104 of the Business Corporation Act of the State of Florida.

        4.         The merger shall be effective upon the filing of the Articles of Merger with the Secretary of State of the State of Florida and of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned hereby signs this Agreement and Plan of Merger and affirms the statements made herein as true under the penalties of perjury this 19th day of December, 2002.
BLACK DIAMOND INDUSTRIES, INC.

By: /s/ Joseph Fasciglione
Joseph Fasciglione, Chief Financial Officer

DDS TECHNOLOGIES USA, INC.

By: /s/ Joseph Fasciglione
Joseph Fasciglione, Chief Financial Officer